Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Report on Form 20-F of our report dated March 29, 2021, relating to the financial statements of Pi Jersey Holdco 1.5 Limited. We also consent to the reference to us under the heading “Experts” in such Report.

/s/ Deloitte LLP

London, United Kingdom

April 1, 2021